David S. Hall, P.C.
Certified Public Accountant
1660 S. Stemmons, Suite 420
Lewisville, TX 75007
(214) 315-1315
FAX (214) 420-0032

December 5, 2002

Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:

This letter is to inform you of the change in auditor status of Basic Technologies, Inc. (Commission file number 0-27635). The 8-K filed indicated that our Firm resigned. However, we were in fact dismissed due to a Board Member's previous strong relationship with another Firm.

We do not have any disagreements with the Management of Basic Technologies, Inc. or their financial statements.

Basic Technologies, Inc. still owes auditing fees of $4,500 relating to the June 30, 2002 fiscal year.

Please do not hesitate to call our office for further clarification.

Regards,

/s/ David Hall
David Hall, Partner

cc:     Clifford L. Neuman, Attorney for Company
         Gary Brown, Board Member of Company
         Sam Cordovano, CPA (New Auditor)